Exhibit 10.1

Amended and Restated September 21, 2006

BURLINGTON NORTHERN SANTA FE

NON-EMPLOYEE DIRECTORS’ STOCK PLAN

SECTION 1

GENERAL

1.1. Purpose. The Burlington Northern Santa Fe Non-Employee Directors’ Stock Plan (the “Plan”) has been established by Burlington Northern Santa Fe Corporation (the “Company”) to promote the interests of the Company and its stockholders by enhancing the Company’s ability to attract and retain the services of experienced and knowledgeable directors and by encouraging such directors to acquire an increased proprietary interest in the Company.

1.2. Operation and Administration. The operation and administration of the Plan shall be subject to the provisions of Section 4. Capitalized terms in the Plan shall be defined as set forth in Section 7 or elsewhere in the Plan.

SECTION 2

OPTION AWARDS

2.1. Terms and Conditions.

Each Option Award granted under the Plan shall be evidenced by an agreement and shall comply with the following terms and conditions:

(a) The Board may from time to time grant option awards to one or more Eligible Directors.

(b) The option exercise price shall be the Fair Market Value of the Stock subject to such an Option Award on the date of grant.

(c) The Option Award shall not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, unless the Participant has made an irrevocable election to receive a transferable option with the Secretary of the Company prior to the date of grant or as may be required by rules established by the Board. Such transferable Option Awards may be transferred by a Participant for no consideration to or from the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of a Participant’s Immediate Family or a Family Partnership for members of the Immediate Family), and the transferee shall remain subject to all of the terms and conditions applicable to such Option Award prior to such transfer.

(d) The Option Awards under this subsection 2.1 shall be subject to the vesting provision set forth in subsection 2.2.

2.2. Vesting. Option Awards shall be exercisable commencing one (1) year from the date of grant. A Participant who ceases to be a Director shall forfeit the Option Award which is not vested on his Date of Termination; provided, however, that (i) if a Participant ceases to be a Director by reason of his Retirement, death or Disability, any portion of the Option Award that is not then vested shall vest on his Date of Termination; and (ii) any portion of the Option Award that is held by an individual serving as a Director on the date of a Change in Control that is not then vested shall vest on the date of the Change of Control.

2.3. Exercise. To the extent that an Option Award is exercisable, it may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the date the Option expires. Such notice shall specify the number of shares of Stock which the Participant elects to purchase, and shall be accompanied by payment of the exercise price for such shares of Stock indicated by the Participant’s election. Payment shall be by cash or by check payable to the Company, except that all or a portion of such required amount may be paid by delivery of shares of Stock having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash which would otherwise be required.

2.4. Expiration. An Option Award granted to a Director shall expire on the tenth anniversary of the Award Date; provided, however, that in no event shall the Option Award be exercisable after the first anniversary of the Date of Termination of the Director.

SECTION 3

RETAINER STOCK AWARDS

3.1. Terms and Conditions. As of the date of the 1996 Annual Meeting of Stockholders of the Company, each Director who is then an Eligible Director shall be granted a Retainer Stock Award. Thereafter, as of the date of each subsequent Annual Meeting of Stockholders of the Company, each Director who is then an Eligible Director (excluding any Eligible Director who has previously received a Retainer Stock Award) shall be granted a Retainer Stock Award, provided, however, that no grants of Retainer Stock Awards shall be made under subparagraph (a) of this Section 3.1 after December 31, 2000, and no grants of Retainer Stock Awards shall be made under subparagraph (b) of this Section 3.1 after December 31, 2003. The Retainer Stock Award shall be as follows:

(a) The Retainer Stock Award shall consist of the grant of 3,000 shares of Stock, to vest as follows:

1) One-third of the Retainer Stock Award shall vest after three years, but no later than six years, from the date of grant upon attaining Fair Market Value equal to the Fair Market Value on date of grant increased by 12% compound annual growth rate for a three year period, provided such price has been maintained for thirty (30) consecutive trading days either immediately prior to or any time after the third year;

2) One-third of the Retainer Stock Award shall vest after four years, but no later than six years, from the date of grant upon attaining Fair Market Value equal to the Fair Market Value on date of grant increased by 12% compound annual growth rate for a four year period, provided such price has been maintained for thirty (30) consecutive trading days either immediately prior to or any time after the fourth year;

3) One-third of the Retainer Stock Award shall vest after five years, but no later than six years, from the date of grant upon attaining Fair Market Value equal to the Fair Market Value on date of grant increased by 12% compound annual growth rate for a five year period, provided such price has been maintained for thirty (30) consecutive trading days either immediately prior to or any time after the fifth year.

(b) As of December 31 for any year in which a Director has made a Deferral Election as described in Supplement A, each Eligible Director who has made a Deferral Election shall receive an additional Retainer Stock Award equal to 150 percent of Cancelled Compensation, which shall vest three years from the date of grant.

(c) The Retainer Stock Awards granted under this subsection 3.1 shall be subject to the vesting provision set forth in subsection 3.3.

3.2. Fractional Shares. If the number of shares that may be vested under a Retainer Stock Award for a Director would result in a fractional share, then the number of shares otherwise available shall be reduced to the next lowest number that would result in the allocation of no fractional shares.

3.3. Vesting. A Participant who ceases to be a Director prior to vesting of a Retainer Stock Award shall forfeit a Retainer Stock Award which is not vested on his Date of Termination; provided, however, that (i) if a Participant ceases to be a Director by reason of his Retirement, death or Disability, any portion of the Retainer Stock Award that is not then vested shall vest on his Date of Termination, provided that in the event of Retirement, any Retainer Stock Award granted under Section 3.1(a) shall be vested upon a pro rata basis based upon the number of years which have elapsed from the date of grant divided by the five year term of the grant if the Fair Market Value of a share of Stock from the date of grant has increased by a 12% compound annual growth rate and if such value has been maintained for thirty (30) consecutive trading days within the six month period prior to date of Retirement, or such Retainer Stock Award shall be forfeited; and (ii) any portion of the Retainer Stock Award that is held by an individual serving as a Director on the date of a Change in Control that is not then vested shall become vested on the date of the Change of Control.

3.4. Limit on Stock. Stock granted as a Retainer Stock Award shall be subject to the following:

(a) Such Stock may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date it is vested.

(b) Each certificate issued in respect of such Stock shall be registered in the name of the Participant and deposited, together with a stock power endorsed in blank, with the Company.

(c) Except as otherwise provided by the Plan, the Participant as owner of shares of Stock granted to him as a Retainer Stock Award shall have all the rights of a stockholder, including but not limited to the right to vote such shares and the right to receive all dividends paid on such shares; provided, however, that no dividends shall be payable to or for the benefit of a Participant with respect to record dates for such dividends occurring on or after the date, if any, on which the Participant has forfeited the Stock.

SECTION 3A

RESTRICTED STOCK UNIT AWARDS

3A.1. Terms and Conditions. Subject to the terms of this Section 3A, a Restricted Stock Unit entitles an Eligible Director to receive one share of Stock for the unit at the end of a vesting period to the extent provided by the Award with the vesting of such unit also to be contingent upon such conditions as may be set forth in the Award. During any period in which Restricted Stock Units are outstanding and have not been settled in Stock, the Eligible Director shall not have the rights of a stockholder, but shall have the right to receive a payment from the Company in lieu of a dividend in an amount equal to such dividends and at such times as dividends would otherwise be paid.

3A.2. Grant.

(a) Immediately following the Annual Meeting on April 18, 2001, each Director who is then an Eligible Director shall be granted a Restricted Stock Unit Award under this paragraph (a) of Section 3A.2. Thereafter, as of the date of each subsequent Annual Meeting of Stockholders of the Company (or, if later, the date which is two business days after the release of the Company’s earnings results for the first quarter of the year), each Director who is then an Eligible Director (excluding any Eligible Director who has previously received a Restricted Stock Unit Award under this paragraph (a) of Section 3A.2) shall be granted a Restricted Stock Unit Award under this paragraph (a) of Section 3A.2. The Restricted Stock Unit Awards under this paragraph (a) shall consist of a grant of 1,000 Restricted Stock Units.

(b) In addition to the grants described in the preceding paragraph (a) of this Section 3A.2, as of the date of each Annual Meeting of Stockholders of the Company (or, if later, the date which is two business days after the release of the Company’s earnings results for the first quarter of the year), each Director who is an Eligible Director as of the date of such Annual Meeting shall be granted, under this paragraph (b) of Section 3A.2, a Restricted Stock Unit Award of 2,100 Restricted Stock Units. If an individual becomes an Eligible Director during a Plan Year on a date other than the date of the Annual Meeting for such Plan Year, he shall be granted under this paragraph (b) of Section 3A.2 on the first business day on which he is an Eligible Director, a Restricted Stock Unit Award in the amount of 2,100 Restricted Stock Units reduced pro-rata to reflect the portion of the Plan Year that has elapsed prior to the date on which he becomes an Eligible Director.

(c) The Restricted Stock Units granted under this Section 3A.2 shall vest as follows:

(i) upon the Date of Termination of the Eligible Director’s service on the Board, provided, however, that as of such Date of Termination such Director must have served on the Board at least until the next Annual Meeting following such Director’s election to the Board; and

(ii) as otherwise provided in Section 3A.3 below.

3A.3. Vesting. A Director who does not serve on the Board at least until the next Annual Meeting following such Director’s election to the Board shall forfeit such Restricted Stock Unit Award; provided, however, that (i) if the Director ceases to be a Director by reason of his Retirement, death or Disability, the Restricted Stock Unit Award shall vest on his Date of Termination, and (ii) any portion of the Restricted Stock Unit Award that is held by an individual serving as a Director on the date of a Change in Control that is not then vested shall become vested on the date of the Change of Control.

3A.4. Limit on Restricted Stock Units. Restricted Stock Units granted as a Restricted Stock Unit Award may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date they are vested.

SECTION 4

OPERATION AND ADMINISTRATION

4.1. Effective Date. Subject to the approval of the stockholders of the Company at the Company’s 1996 annual meeting of its stockholders, the Plan shall be effective as of the Effective Date. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any shares of Stock or Restricted Stock Units awarded under it are outstanding and not fully vested.

4.2. Shares Subject to Plan. The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. Subject to the provisions of subsection 4.4, the number of shares of Stock which may be issued with respect to Awards under the Plan shall not exceed 300,000 shares in the aggregate. Except as otherwise provided herein, any shares subject to an Award which for any reason expires or is terminated without issuance of shares (whether or not cash or other consideration is paid to a Participant in respect of such Award) shall again be available under the Plan.

4.3. Adjustments to Shares.

(a) If the Company shall effect a reorganization, merger, or consolidation, or similar event or effect any subdivision or consolidation of shares of Stock or other capital readjustment,

payment of stock dividend, stock split, spin-off, combination of shares or recapitalization or other increase or reduction of the number of shares of Stock outstanding without receiving compensation therefor in money, services or property, then the Committee shall adjust equitably and proportionally (i) the number of shares of Stock available under the Plan; (ii) the number of shares available under any individual or other limits; (iii) the number of shares of Stock or Restricted Stock Units subject to outstanding Awards; and (iv) the per-share price under any outstanding Award to the extent that the Participant is required to pay a purchase price per share with respect to the Award.

4.4. Limit on Distribution. Distribution of shares of Stock or Restricted Stock Units or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any shares of Stock or Restricted Stock Units under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b) The Committee shall add such conditions and limitations to any Award to any Participant who is subject to Section 16(a) and 16(b) of the Securities Exchange Act of 1934, as is necessary to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c) To the extent that the Plan provides for issuance of certificates to reflect the transfer of shares of Stock, the transfer of such shares may, at the direction of the Committee, be effected on a non-certificated basis, to the extent not prohibited by the provisions of Rule 16b-3 or any other applicable rules.

4.5. Taxes. All Awards and other payments under the Plan are subject to all applicable taxes which shall be obligations of the Participant.

4.6. Distributions to Disabled Persons. Notwithstanding any other provision of the Plan, if, in the Committee’s opinion, a Participant or other person entitled to benefits under the Plan is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, the Committee may direct that payment be made to a relative or friend of such person for his benefit until claim is made by a conservator or other person legally charged with the care of his person or his estate, and such payment or distribution shall be in lieu of any such payment to such Participant or other person. Thereafter, any benefits under the Plan to which such Participant or other person is entitled shall be paid to such conservator or other person legally charged with the care of his person or his estate.

4.7. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with Section 5.

4.8. Form and Time of Elections. Any election required or permitted under the Plan shall be in writing, and shall be deemed to be filed when delivered to the Secretary of the Company. Any Deferral Election made under Supplement A shall be irrevocable after it is filed.

4.9. Agreement With Company. Each Award granted under Sections 2, 3 and 3A shall be evidenced by an Agreement (an “Agreement”) duly executed on behalf of the Company and by the Participant to whom such Award is granted and dated as of the applicable date of grant. Each Agreement shall comply with and be subject to the terms of the Plan.

4.10. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

4.11. Action by Company. Any action required or permitted to be taken by the Company shall be by resolution of the Board, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the board, by a duly authorized officer of the Board, or (except to the extent prohibited by the provisions of Rule 16b-3 or any other applicable rules) by a duly authorized officer of the Company.

4.12. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

SECTION 5

COMMITTEE

5.1. Selection of Committee. The Committee shall be the Directors and Corporate Governance Committee.

5.2. Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee. The Committee will have the authority to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

5.3. Information to be Furnished to Committee. The Company shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company as to the period of a Director’s service shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

5.4. Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company, to the fullest extent permitted by law, against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 6

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, provided that, subject to subsection 4.3 (relating to certain adjustments to shares), no amendment or termination may adversely affect the rights of any Participant or beneficiary under any Award made under the Plan prior to the date such amendment is adopted by the Board. Notwithstanding the provisions of this Section 6, in no event shall the provisions of the Plan relating to Awards under the Plan be amended more than once every six months, other than to comport with changes in the Internal Revenue Code (“Code”), the Employee Retirement Income Security Act, or the rules thereunder; provided, however, that the limitation set forth in this sentence shall be applied only to the extent required under SEC Rule 16b-3(c)(2)(ii)(B) or any successor provision thereof.

SECTION 7

DEFINED TERMS

For purposes of the Plan, the terms listed below shall be defined as follows:

(a)	Award. The term “Award” shall mean an award of stock options, restricted stock or restricted stock units granted to any person under the Plan.

(b)	Board. The term “Board” shall mean the Board of Directors of the Company.

(c)	Change in Control. A “Change in Control” shall be deemed to have occurred if:

(1) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the

“beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities;

(2) during any period of two consecutive years (not including any period prior to the effective date of this provision), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (1), (3) or (4) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(3) the stockholders of the Company approve a merger or consolidation of the Company with any other company other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 25% of the combined voting power of the Company’s then outstanding securities; or

(4) the stockholders of the Company adopt a plan of complete liquidation of the Company or approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. For purposes of this clause (4), the term “the sale or disposition by the Company of all or substantially all of the Company’s assets” shall mean a sale or other disposition transaction or series of related transactions involving assets of the company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board of Directors of the Company determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the

Company (as hereinafter defined). For purposes of the preceding sentence, the “fair market value of the Company” shall be the aggregate market value of the outstanding shares of Stock (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities. The aggregate market value of the shares of Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) shall be determined by the average closing price of the shares of Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Stock or by such other method as the Board of Directors of the Company shall determine is appropriate.

Notwithstanding the foregoing, a merger, consolidation, acquisition of common control, or business combination of the Company and a Class I Railroad or a holding company of a Class I Railroad shall not constitute a “Change in Control” unless the Board makes a determination that such transaction shall constitute a “Change in Control.”

(d)	Date of Termination. A Participant’s “Date of Termination” shall be the day following the last day on which he serves as a Director.

(e)	Director. The term “Director” means a member of the Board.

(f)	Disability. A Participant shall be considered to have a “Disability” during the period in which he is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

(g)	Effective Date. The “Effective Date” means the date of the Company’s 1996 annual stockholders meeting.

(h)	Eligible Director. Each Director who is not an employee of the Company or any Related Company shall be an “Eligible Director”.

(i)

Fair Market Value. The “Fair Market Value” of the Stock shall be the mean between the highest and lowest quoted sales prices of a share of Common Stock on the New York Stock Exchange Composite Transaction Report; provided, that if there were no sales on the valuation date but there were sales on dates within a reasonable period both before and after the valuation date, the Fair Market Value is the weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the valuation date. The average is to be weighed inversely by the respective numbers of trading days between the selling dates and the valuation date and shall be determined in good faith by the Committee.

(j)	Immediate Family. With respect to a particular Participant, the term “Immediate Family” shall mean the Participant’s spouse, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren.

(k)	Option Award. The term “Option Award” shall mean a non-qualified stock option granted under the Plan.

(l)	Participant. A “Participant” is any person who has received an Award under the Plan.

(m)	Plan Year. The term “Plan Year” means the period (i) beginning on the date of the Company’s annual stockholders meeting and (ii) ending on the day immediately prior the first day of the following Plan Year. The first Plan Year shall begin on the Effective Date.

(n)	Related Companies. The term “Related Company” means any company during any period in which it is a “subsidiary corporation” (as that term is defined in Code section 424(f)) with respect to the Company.

(o)	Retirement. The term “Retirement” means termination of service as a Director in accordance with and pursuant to the Retirement Policy for Directors adopted by the Company.

(p)	SEC. “SEC” shall mean the Securities and Exchange Commission.

(q)	Stock. The term “Stock” shall mean shares of common stock of the Company.